PLAN AND AGREEMENT OF DISTRIBUTION
                              (Classes A, B and C)

The Plan of Distribution ("Plan") and Agreement of Distribution ("Agreement"), dated as of October 1, 2005 (together "Plan and Agreement"), is by and between Ameriprise Financial Services, Inc. ("Ameriprise Financial Services"), a Delaware corporation and the principal underwriter of the Funds, for distribution services to the Funds, and the Corporations ("Registrants") listed in Schedule A, each on behalf of its underlying series. The terms "Fund" or "Funds" are used to refer to either the Registrants or the underlying series as context requires.

The Plan and Agreement are separate and each has been approved by members of the Board of Directors (the "Board") of the Funds who are not interested persons of the Funds and have no direct or indirect financial interest in the operation of the Plan and Agreement, or any related agreement, and all of the members of the Board, in person, at a meeting called for the purpose of voting on the Plan and Agreement.

The Plan and Agreement provides that:

1. The Funds will reimburse Ameriprise Financial Services for expenses incurred in connection with distributing the Funds' shares and providing personal service to shareholders. These expenses include sales commissions; business, employee and financial advisor expenses charged to distribution of shares; and overhead appropriately allocated to the sale of shares.

2. A portion of the fee under the Agreement will be used to compensate Ameriprise Financial Services, financial advisors and other servicing agents for personal service to shareholders. Fees paid will be used to help shareholders thoughtfully consider their investment goals and objectively monitor how well the goals are being achieved.

3. Ameriprise Financial Services agrees to monitor the services it provides, to measure the level and quality of services and to provide training and support to financial advisors and servicing agents. Ameriprise Financial Services will use its best efforts to assure that other distributors provide comparable services to shareholders.

4.   The fee under this Agreement will be equal as shown in Schedule A.

5. For each purchase of Class B shares, the Class B shares will be converted to Class A shares in the ninth year of ownership.

6. The Fund understand that if a shareholder redeems Class B shares before they are converted to Class A shares, Ameriprise Financial Services will impose a sales charge directly on the redemption proceeds to cover those expenses it has previously incurred on the sale of those shares.

7. The Fund understand that if a shareholder redeems Class C shares in the first year of ownership, Ameriprise Financial Services will impose a sales charge directly on the
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                                                                          Page 2

     redemption proceeds to cover those expenses it has previously incurred on the sale of those shares.

8. Ameriprise Financial Services agrees to provide at least quarterly an analysis of expenses under this Agreement and to meet with representatives of the Funds as reasonably requested to provide additional information.

9. Each of the Plan and Agreement shall continue in effect for a period of more than one year provided it is reapproved at least annually in the same manner in which it was initially approved.

10. Neither the Plan nor the Agreement may be amended to increase materially the amount that may be paid by the Funds without the approval of a least a majority of the outstanding shares of the relevant class. Any other amendment to the Plan or the Agreement must be approved in the manner in which the Plan or Agreement was initially approved.

11. This Agreement may be terminated as to any class of the Funds at any time without payment of any penalty by a vote of a majority of the members of the Board who are not interested persons of the Funds and have no financial interest in the operation of the Plan and Agreement, or by vote of a majority of the outstanding shares of the relevant class, or by Ameriprise Financial Services. The Plan shall continue until terminated by action of the members of the Funds' Board who are not interested persons of the Funds and have no direct of indirect financial interest in the operations of the Plan, and the related Agreement will terminate automatically in the event of its assignment as that term is defined in the Investment Company Act of 1940.

12. This Plan and Agreement shall be governed by the laws of the State of Minnesota.


AXP DISCOVERY SERIES, INC.
AXP SECTOR SERIES, INC.


/s/ Leslie L. Ogg
---------------------------
    Leslie L. Ogg
    Vice President


AMERIPRISE FINANCIAL SERVICES, INC.


/s/ Paula R. Meyer
--------------------------
    Paula R. Meyer
    Senior Vice President and General Manager - Mutual Funds
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                                                                          Page 3
Schedule A

                                      Funds

Each a Minnesota corporation:

AXP DISCOVERY SERIES, INC.
     RiverSource Inflation Protected Securities Fund
AXP SECTOR SERIES, INC.
     RiverSource Real Estate Fund


                                  Fee Schedule


The fee for services under this Agreement is equal on an annual basis to the following percentage of the average daily net assets of the Fund attributable to a particular class:

                   Class A        Class B      Class C
                    0.25%          1.00%        1.00%


For Class B and Class C shares, the fee under this Agreement will be equal on an annual basis to 1.00% of the average daily net assets of the Funds attributable to Class B shares and Class C shares, respectively. Of that amount, 0.75% shall be reimbursed for distribution expenses. The amount so determined shall be paid to Ameriprise Financial Services in cash within five (5) business days after the last day of each month. The additional 0.25% shall be paid to Ameriprise Financial Services to compensate Ameriprise Financial Services, financial advisors and servicing agents for personal service to shareholders and maintenance of shareholder accounts. The amount so determined shall be paid to Ameriprise Financial Services in cash within five (5) business days after the last day of each quarter.